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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                December 10, 2002
                                 Date of Report
                        (Date of earliest event reported)

                          SORRENTO NETWORKS CORPORATION
               (Exact name of Registrant as specified in charter)

                                   NEW JERSEY
                 (State or other jurisdiction of incorporation)

      0-15810                                          22-2367234
(Commission File No.)                     (IRS Employer Identification Number)

                               9990 Mesa Rim Road
                           San Diego, California 92121
                     (Address of Principal Executive Office)

                                 (858) 558-3960
              (Registrant's telephone number, including area code)






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ITEM 5. OTHER EVENTS AND REQUIRED FD DISCLOSURE

Restructuring Letter of Intent and Term Sheet

         On December 10, 2002, the Company entered into a Letter of Intent (the "Letter of Intent") with holders (the "Consenting Holders") of 51.2% of the principal amount of the Company's 9.75% Senior Convertible Debentures (the "Debentures") and 50.5% of the liquidation preference of the Series A Convertible Preferred Stock (the "Preferred Stock") of Sorrento Networks, Inc., a wholly-owned subsidiary of the Company ("SNI"). The Letter of Intent and associated term sheet (the "Term Sheet") contemplate an exchange of the Debentures and the Preferred Stock at a closing ("Closing") into shares (the "Exchange Shares") of common stock (the "Common Stock") and $12.5 million (the "Exchange Debentures", and together with the Fee Amount Debentures (defined below), the "New Debentures") of new 7.5% secured convertible debentures of the Company (the "Exchange"). Certain holders of the Series A Preferred would also receive additional New Debentures of up to $0.95 million (the "Fee Amount Debentures") to pay certain legal fees. The Exchange proposed in the Letter of Intent and the Term Sheet is contingent upon satisfaction of the terms and conditions described in the Letter of Intent.

         The Letter of Intent and the Term Sheet contemplate the execution of definitive agreements (including an Exchange Agreement, the "Definitive Agreements") which would provide for, among other things, the following:

         In the Exchange, holders of the Preferred Stock and the Debentures would receive 57.5% and 42.5%, respectively, of the Exchange Shares and the Exchange Debentures, with the amounts to be received by each holder to be based upon such holder's respective ownership percentage of the Preferred Stock and the Debentures; provided, however, that the Definitive Agreements may provide for holders to select different allocations.

         The Exchange Shares and the shares of Common Stock issuable upon conversion of the Exchange Debentures (the "Conversion Shares") would represent 87.5% of the Common Stock on a Diluted Basis (the "Aggregate Percentage"). "Diluted Basis" means the total number of shares of Common Stock issued and outstanding immediately after the Closing, after giving effect to (i) the Exchange and the issuance of Exchange Shares, (ii) the Conversion Shares and
(iii) the exercise of the Warrants (as defined below), but without giving effect to (a) shares issuable upon exercise of the Employee Stock Options (as defined and described below), (b) the shares issuable upon conversion of the Fee Amount Debentures and (c) the exercise of any existing employee options, all of which currently have exercise prices above the market price of the Common Stock and will be listed on a schedule to the Exchange Agreement.

         As of the Closing, Holders of the outstanding Common Stock immediately before the date of the Closing would own 7.5% of the Common Stock on a Diluted Basis. In addition, holders of the outstanding Common Stock would receive warrants (the "Warrants") to acquire Common Stock which, in the aggregate, totals 5% on a Diluted Basis for a cash exercise price


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equal to 110% of the Reference Price (as defined in the Term Sheet). The Company would establish a record date not more than 10 business days prior to the Closing to determine the specific holders of its Common Stock who will be entitled to receive the Warrants. The Warrants would be exercisable at any time prior to August 2, 2007; provided, however, that the Company may repurchase the Warrants at any time, upon 30 days prior notice, for a nominal price at any time after the volume-weighted average market price of the Common Stock for any 10 consecutive trading days equals or exceeds 150% of the exercise price.

         The Term Sheet also contemplates that the Company's Board of Directors will adopt an employee incentive stock option plan under which options (the "Employee Stock Options") to acquire up to 15% of the Common Stock on a Diluted Basis (which for these purposes would include the shares issuable upon conversion of the Fee Amount Debenture) would be available for persons employed by the Company or any of its subsidiaries on or after December 9, 2002. Up to half of the Employee Stock Options would be issued at or promptly following the Closing at the then-current market price (but in any event not less than 90% of the Reference Price), and the remaining Employee Stock Options would be issuable from time to time in such amounts and at such prices as approved by the Board of the Directors after the Closing. Any such Employee Stock Options granted to persons who currently hold employee options from the Company will be made subject to the agreement by such person not to exercise any currently existing options held by such persons.

         The Exchange Debentures and the Fee Amount Debentures would mature on August 2, 2007 (the "Maturity Date") and would be convertible at any time at the option of the holder at a conversion price (the "Conversion Price") equal to the Reference Price into shares of Common Stock; provided however, that in no event will the number of shares issuable upon conversion of the Exchange Debentures on a Diluted Basis as of the Closing represent less than 10% nor more than 30% of the Aggregate Percentage (i.e., the Conversion Price is subject to a collar). Subject to certain limits, interest on the Exchange Debentures and the Fee Amount New may be paid, at the Company's option, either in cash, additional New Debentures or Common Stock. The New Debentures would include covenants restricting the Company's ability to incur senior or subordinated debt or preferred stock other than $5 million in lease or equipment financing and a $5 million revolving credit facility (up to $10 million with certain consents), as well as other standard covenants and protective provisions. At any time prior to the Maturity Date, the Company may redeem for cash on a pro rata basis some or all of the New Debentures at par, plus accrued interest.

         Until one year after the Closing and subject to certain exceptions, exchanging holders of Debentures and Preferred Stock who continue to hold Exchange Shares and New Debentures will be entitled to certain weighted average anti-dilution protection for such continued holdings with respect to certain additional issuances of Common Stock. In addition, if the Company is required to issue shares of Common Stock upon the exercise of any right, option or warrant to purchase Common Stock which was issued prior to the Closing and was not listed on the Option Schedule, then the Company will issue additional shares of Common Stock to the exchanging holders of the Debentures and the Preferred Stock, and will adjust the Conversion Price of the New Debentures, sufficient to offset the dilutive impact of such issuances.

         The Consenting Holders of the Debentures and/or the Consenting
Holders of

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the Preferred Stock may each request, on or before the Closing, that the
Company appoint one new director (for a total of two possible new directors). The new director(s) would continue in office until the next regularly scheduled annual meeting of the Company's stockholders and shall be nominated for re-election at such meeting.

         Holders of the Debentures and the Preferred Stock participating in the Exchange will execute exit consents (the "Exit Consents"), effective upon the Closing, by which the rights arising under the Debentures and the Preferred Stock, respectively, will be changed, amended or modified with respect to covenants, rights, obligations or provisions associated with any agreements that may govern the Debentures and the Preferred Stock.

         Upon the Closing and subject to consideration of tax issues, the Company's subsidiaries, including SNI, would be merged with and into the Company. In addition, the Company would reincorporate in Delaware or another state satisfactory to the Company and the Consenting Holders.

         As a result of the execution of the Letter of Intent, the Company, SNI and the Consenting Holders of the Preferred Stock have agreed to stay all the Delaware Litigation relating to the Preferred Stock.

         The consummation of the Exchange and the other matters contemplated by the Letter of Intent and the Term Sheet is subject to the satisfaction or waiver of numerous conditions, including but not limited to, the execution of the Definitive Agreements, satisfactory completion of due diligence by the holders of the Debentures and the Preferred Stock, and the Closing occurring by March 28, 2003 (as such date may be extended by consent of the holders of the Debentures and the Preferred Stock, the "Closing Deadline"). In addition, other than in the case of Alternative 3 (as defined below), such consummation will also require approval by the Company's stockholders and the effectiveness of a Registration Statement registering the securities issuable in connection with the Exchange (or upon conversion thereof). The Term Sheet also includes a "Timeline of Critical Events" which constitutes additional terms and conditions of the proposed Exchange and the Closing.

         In addition, consummation of the Exchange requires the consent of the holders of the Debentures and the Preferred Stock under one of the following three alternatives:

o the written acceptance by the holders of all of the Debentures and the Preferred Stock;

o the written acceptance and subsequent confirmation by the holders of all of the Preferred Stock and the holders of at least 90% of the principal amount of the Debentures, that those holders of the Debentures who have not consented to the Exchange will be bound by the Debentures as amended by the Exit Consents and that the Debentures will be paid at maturity only in Common Stock; or

o the written acceptance by at least two-thirds (2/3) of those holders of Preferred Stock that actually vote to accept or reject the Exchange, and the written acceptance by at least 50% of the holders of Debentures that actually vote to accept or reject the Exchange and two-thirds (2/3) in dollar amount of the Debentures held by those holders of the Debentures that actually vote to accept or reject the Exchange, in which case the Company and SNI shall seek orders by a court of competent jurisdiction binding all non-consenting holders to the Exchange and compelling them to accept the exchange consideration in satisfaction of all claims and interests represented by the Preferred Stock and the Debentures. ("Alternative 3").

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         The Company has agreed to pay up to $320,000 in consent fees to holders of the Debentures who, by January 9, 2003, waive certain events of default and interest payments and agree to forebear from enforcing any right or remedy until the earlier of the Closing or the Closing Deadline pursuant to a Consent and Waiver.

         The foregoing description of the Letter of Intent and the Term Sheet is qualified in its entirety by reference to the Letter of Intent (including, as Exhibit A thereto, the Term Sheet), a copy of which is attached hereto as
Exhibit 99.1 and incorporated herein in its entirety by reference. The form of the Consent and Waiver is attached hereto as Exhibit 99.2 and incorporated herein in its entirety by reference.

         If the Exchange and related transactions are consummated, the change in ownership of the Common Stock may constitute a change in control of the Company that would be reportable as an Item 1 event on a Current Report on Form 8-K.

         Press Release

         On December 12, 2002, the Company issued a press release with respect to, among other things, the Letter of Intent and the Term Sheet, a copy of which is attached hereto as Exhibit 99.3.

         Pro Forma Balance Sheet

         Attached to this Form 8-K as Exhibit 99.4 is the Company's Consolidated Unaudited Balance Sheet as of October 31, 2002 on an actual basis and on a pro forma basis as if the Exchange had occurred on that date.

         This report contains forward-looking statements that are based on current expectations, estimates, forecasts and projections about the industries in which we operate, our beliefs and our management's assumptions. Words such as "expects," "anticipates," "targets," "goals," "projects," "intends," "plans," "believes," "seeks," "estimates" and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. For a list and description of such risks and uncertainties, see the reports filed by Sorrento Networks Corporation with the Securities and Exchange Commission.

Item 7. Exhibits.

Exhibit     Description

99.1 Letter of Intent dated December 10, 2002 with holders of the Company's 9.75% Senior Convertible Debentures and the Series A Convertible Preferred Stock of Sorrento Networks, Inc., including this Term Sheet attached thereto as Exhibit A
99.2        Form of Consent and Waiver.
99.3        Press Release issued on December 12, 2002.
99.4 Pro forma Consolidated Balance Sheet of the Company and its Subsidiaries as of October 31, 2002 giving effect to the Exchange as if it occurred on October 31, 2002 (unaudited).


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   SORRENTO NETWORKS CORPORATION

DATE: December 16, 2002            By: /s/ Joe R. Armstrong
                                       -----------------------------------------
                                       Joe R. Armstrong, Chief Financial Officer





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                                EXHIBIT INDEX


Exhibit No.                               Description
-----------                               -----------
   99.1           Letter of Intent dated December 10, 2002 with holders of the
                  Company's 9.75% Senior Convertible Debentures and the Series A
                  Convertible Preferred Stock of Sorrento Networks, Inc., including the Term Sheet attached thereto as Exhibit A.

   99.2           Form of Consent and Waiver.

   99.3           Press Release issued on December 12, 2002.

   99.4 Pro forma Consolidated Balance Sheet of the Company and its subsidiaries as of October 31, 2002 giving effect to the Exchange as if it occurred on October 31, 2002 (unaudited).
